Exhibit 99.1
NEWS BULLETIN

               FROM:

FOR IMMEDIATE RELEASE
CalAmp Reports Fiscal 2011 First Quarter Results
OXNARD, Calif., July 8, 2010—CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal first quarter ended May 31, 2010. Key elements include:
•	Revenue of $26.3 million, up 15% from prior year and within guidance.

•	Consolidated gross margin percentage of 23.2%, up from 20.5% in prior year.

•	GAAP net loss of $2.5 million, or $0.09 per diluted share; Adjusted Basis (non-GAAP) net loss of $1.1 million, or $0.04 loss per diluted share; both within guidance.
Rick Gold, CalAmp’s Chief Executive Officer, commented, “First quarter operating results were in line with expectations. Revenues increased 15% on a year-over-year basis and were driven by improving fundamentals in both our wireless datacom and satellite businesses. During the quarter, demand for our mobile resource management (MRM) products was particularly strong as new location tracking products launched earlier this year are resonating in the marketplace. Also contributing to wireless datacom revenues were two smart grid projects, as well as initial deployment activities on a Canadian public safety communications project and a rail transportation communications project that were announced earlier this year. As anticipated, first quarter revenues of our satellite business declined compared to the fourth quarter of fiscal 2010 but were up on a year-over-year basis. We expect next-generation satellite products that are currently in the customer qualification process, along with normal seasonal demand patterns in this market, will help drive growth and improve profitability during the remainder of fiscal 2011.”
Fiscal 2011 First Quarter Results
Total revenue for the fiscal 2011 first quarter was $26.3 million compared to $23.0 million for the first quarter of fiscal 2010. The year-over-year increase in revenues was due to higher sales in both the Company’s satellite and wireless datacom business segments. Satellite revenue of $10.5 million increased 13.8% from $9.2 million in the prior year, while wireless datacom revenue of $15.8 million increased 15.0% from $13.8 million in the prior year.
Consolidated gross profit for the fiscal 2011 first quarter was $6.1 million or 23.2% of revenue compared to gross profit of $4.7 million or 20.5% of revenue for the same period last year. The increase in gross profit and gross margin percentage in the latest quarter was due primarily to higher wireless datacom revenues.
Results of operations for the fiscal 2011 first quarter as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) was a net loss of $2.5 million or $0.09 per diluted share, compared to a net loss of $4.0 million or $0.16 per diluted share in the first quarter of last year.
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CalAmp Reports Fiscal 2011 First Quarter Results
July 8, 2010

The Adjusted Basis (non-GAAP) net loss for the fiscal 2011 first quarter was $1.1 million, or $0.04 loss per diluted share, compared to an Adjusted Basis net loss of $2.3 million or $0.09 loss per diluted share for the same period last year. The Adjusted Basis net loss excludes the impact of amortization of intangible assets and stock-based compensation expense, and includes an income tax benefit computed without giving effect to increases or decreases in the deferred income tax valuation allowance that are recognized for GAAP basis financial reporting. A reconciliation of the GAAP Basis pretax loss to the Adjusted Basis net loss is provided in the table at the end of this press release.
Liquidity
At May 31, 2010, the Company had total cash of $4.0 million and $12.1 million in total debt. Total debt at that date consists of $7.9 million drawn under the Company’s revolving bank credit facility and subordinated debt of $4.2 million. The unused borrowing capacity on the bank revolver was $1.8 million at May 31, 2010. Net cash used in operating activities was $0.5 million during the first quarter of fiscal 2011.
Business Outlook
Commenting on the Company’s business outlook, Mr. Gold said, “Based on current projections, we expect fiscal 2011 second quarter consolidated revenues will increase on a sequential quarter basis and be in the range of $27 to $30 million, with growth anticipated in both our satellite and wireless datacom businesses. The second quarter gross margin percentage is anticipated to improve slightly over the first quarter. As a result, we expect a GAAP Basis net loss in the range of $0.04 to $0.08 per diluted share. The Adjusted Basis net loss for the second quarter, which excludes intangibles amortization expense and stock-based compensation expense, is expected to be in the range of $0.01 to $0.04 per diluted share.”
“In addition, based on our backlog of orders and pipeline of new opportunities, we are reaffirming our guidance that full-year fiscal 2011 revenues will increase 10% to 20% over fiscal 2010 and be in the range of $123 to $135 million, with growth in both our satellite and wireless datacom businesses. We continue to expect the consolidated gross margin for fiscal 2011 will be in the range of 23% to 27% of revenue, and that fiscal 2011 total operating expenses will be essentially flat compared to fiscal 2010.”
Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2011 first quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp’s CEO Rick Gold and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-941-2333 (480-629-9723 for international callers). An audio replay will be available through July 15, 2010, by calling 800-406-7325 (303-590-3030 for international callers) and entering the access code 4323973.
Additionally, a live webcast of the call is available on CalAmp’s web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp’s web site.
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CalAmp Reports Fiscal 2011 First Quarter Results
July 8, 2010

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company’s two business segments are Wireless DataCom, which serves utility, governmental and enterprise customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s satellite and wireless markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company’s business, and other risks or uncertainties that are described in the Company’s Report on Form 10-K for fiscal 2010 as filed on May 6, 2010 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Rick Vitelle	Lasse Glassen
Chief Financial Officer	General Information
(805) 987-9000	(213) 486-6546
lglassen@mww.com
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CalAmp Reports Fiscal 2011 First Quarter Results
July 8, 2010

CAL AMP CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share amounts)

	Three Months Ended
	May 31,
	2010	2009

Revenues	$26,346	$23,000

Cost of revenues	20,223	18,293

Gross profit	6,123	4,707

Operating expenses:
Research and development	2,763	2,898
Selling	2,622	2,201
General and administrative	2,509	2,757
Intangible asset amortization	306	341

	8,200	8,197

Operating loss	(2,077)	(3,490)

Non-operating expense, net	(400)	(467)

Loss before income taxes	(2,477)	(3,957)

Income tax provision	—	—

Net loss	$(2,477)	$(3,957)

Basic and diluted loss per share	$(0.09)	$(0.16)

Shares used in basic and diluted per share calculations	26,982	24,860
BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended
	May 31,
	2010	2009
Revenue
Satellite	$10,527	$9,249
Wireless DataCom	15,819	13,751

Total revenue	$26,346	$23,000

Gross profit
Satellite	$793	$427
Wireless DataCom	5,330	4,280

Total gross profit	$6,123	$4,707

Operating loss
Satellite	$(270)	$(617)
Wireless DataCom	(507)	(1,644)
Corporate expenses	(1,300)	(1,229)

Total operating loss	$(2,077)	$(3,490)

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CalAmp Reports Fiscal 2011 First Quarter Results
July 8, 2010

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(Unaudited — In thousands)

	May 31,	February 28,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$4,026	$2,986
Accounts receivable, net	13,423	16,520
Inventories	11,079	10,608
Deferred income tax assets	2,263	2,656
Prepaid expenses and other current assets	4,728	4,720

Total current assets	35,519	37,490
Equipment and improvements, net	2,283	2,055
Deferred income tax assets, less current portion	10,410	10,017
Intangible assets, net	4,838	5,144
Other assets	2,264	2,247

	$55,314	$56,953

Liabilities and Stockholders’ Equity
Current liabilities:
Bank working capital line of credit	$7,856	$5,901
Accounts payable	14,455	16,186
Accrued payroll and employee benefits	2,484	2,742
Deferred revenue	5,274	4,740
Other current liabilities	3,553	3,526

Total current liabilities	33,622	33,095

Long-term debt	4,243	4,170
Other non-current liabilities	262	489

Stockholders’ equity:
Common stock	277	277
Additional paid-in capital	151,918	151,453
Accumulated deficit	(134,142)	(131,665)
Accumulated other comprehensive loss	(866)	(866)

Total stockholders’ equity	17,187	19,199

	$55,314	$56,953

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CalAmp Reports Fiscal 2011 First Quarter Results
July 8, 2010

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited — In thousands)

	Three Months Ended
	May 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(2,477)	$(3,957)
Depreciation and amortization	636	629
Stock-based compensation expense	523	412
Non-cash interest expense	134	—
Changes in operating working capital	717	3,477
Other	11	9

Net cash (used) provided by operating activities	(456)	570

Cash flows from investing activities:
Capital expenditures	(569)	(273)
Collections on note receivable	110	75
Other	—	(33)

Net cash used in investing activities	(459)	(231)

Cash flows from financing activities:
Proceeds from bank line of credit borrowings	1,955	—
Debt repayments	—	(3,125)

Net cash provided (used) by financing activities	1,955	(3,125)

Effect of exchange rate changes on cash	—	255

Net change in cash and cash equivalents	1,040	(2,531)

Cash and cash equivalents at beginning of period	2,986	6,913

Cash and cash equivalents at end of period	$4,026	$4,382

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CalAmp Reports Fiscal 2011 First Quarter Results
July 8, 2010

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited, in thousands except per share amounts)
Non-GAAP Earnings Reconciliation
“GAAP” refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.
In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Loss and Adjusted Basis Net Loss Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor’s overall understanding of the financial performance and future prospects of CalAmp’s core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Loss and Adjusted Basis Net Loss Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.
The reconciliation of the GAAP Basis Pretax Loss to Adjusted Basis (non-GAAP) Net Loss is as follows:

	Three Months Ended
	May 31,
	2010	2009

GAAP basis pretax loss	$(2,477)	$(3,957)

Amortization of intangible assets	306	341
Stock-based compensation expense	523	412

Pretax income (loss) (non-GAAP basis)	(1,648)	(3,204)

Income tax benefit (non-GAAP basis) (a)	584	855

Adjusted basis (non-GAAP) net loss	$(1,064)	$(2,349)

Adjusted basis net loss per diluted share	$(0.04)	$(0.09)

Weighted average common shares outstanding on diluted basis	26,982	24,860

(a)
The non-GAAP income tax benefit is computed using the Company’s combined U.S. federal and state statutory tax rate of 40.0% and 40.7% in fiscal 2011 and 2010, respectively, excluding the pretax losses of foreign operations for which no income tax benefit is recognized and excluding the effects of increases and decreases in the deferred income tax valuation allowance.

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